Exhibit 10.1

Monogram Biosciences, Inc.

This confirms that I hold the non-qualified stock options to purchase shares of Monogram Biosciences, Inc. (the “Company”) common stock listed in the following table which were granted pursuant to the Employment Agreement, dated September 1999, by and between myself and the Company (the “Options”):

Option Grant Number	Number of Shares Subject to Option	Exercise Price per Share
002128	41,666	$18.84
002129	41,666	$18.84

I am aware that the Company, Laboratory Corporation of America Holdings (“Parent”) and Mastiff Acquisition Corp. (“Purchaser”) are concurrently entering into an Agreement and Plan of Merger (the “Merger Agreement”), and agree and acknowledge that I will receive substantial benefit from the consummation of the transactions contemplated by the Merger Agreement.

I agree and acknowledge that, if I do not exercise the Options before the Effective Time (as defined in the Merger Agreement), the Options will be cancelled without payment of any consideration and terminated as of the Effective Time. If the Effective Time does not occur, the Options will not be cancelled and will remain outstanding in accordance with their terms. I acknowledge and consent to the treatment of the Options described herein and I acknowledge that the Company, pursuant to the terms of the Options and as a result of the agreements and acknowledgments sort forth herein, has the authority to terminate the Options as of the Effective Time.

[SIGNATURE PAGE FOLLOWS]

1.

William D. Young

/s/ William D. Young	June 22, 2009
(Signature)	(Date)

Monogram Biosciences, Inc.

/s/ Alfred G. Merriweather	June 22, 2009
(Signature)	(Date)

2.